Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

August 11, 2023

Lixte Biotechnology Holdings, Inc.

680 East Colorado Boulevard, Suite 180

Pasadena, California 91101

Re:	Registration Statement on Form S-3

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), for the proposed offering (the “Offering”) by the selling stockholder named therein (the “Selling Stockholder”), on a resale basis, of 583,334 shares of the Company’s common stock (the “Warrant Shares”), issuable upon the exercise of Common Stock Warrants (the “Warrants”). The Warrants were issued pursuant to a Securities Purchase Agreement, dated July 20, 2023, between the Company and the Selling Stockholder.

We have acted as counsel for the Company in connection with the Registration Statement. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

Our opinions herein are expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law.

We express no opinion that at the time of any sale of any Warrant Shares, there will be sufficient shares of the Company’s common stock authorized and unissued under the Company’s Certificate of Incorporation and not otherwise reserved for issuance.

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares proposed to be sold by the selling stockholder have been duly authorized and, if and when issued against payment therefore in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion letter may be used only in connection with the offer and sale of the Warrant Shares while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC